                                                                   EXHIBIT 10.18

CENTIGRAM





                             DISTRIBUTOR AGREEMENT





                      Centigram Communications Corporation
                              91 East Tasman Drive
                          San Jose, California  95134





                                                                August 23, 1996
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                               TABLE OF CONTENTS


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APPOINTMENT AS AUTHORIZED CENTIGRAM
         DISTRIBUTOR  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         Sales Outside Territory  . . . . . . . . . . . . . . . . . . . .     1
         Non-Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . .     2
         Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

OBLIGATIONS OF DISTRIBUTOR  . . . . . . . . . . . . . . . . . . . . . . .     2
         Technical Capacity . . . . . . . . . . . . . . . . . . . . . . .     2
         Sales Quotas . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         Sales Reports  . . . . . . . . . . . . . . . . . . . . . . . . .     2
         Special Services and Materials . . . . . . . . . . . . . . . . .     2
         Customer Service . . . . . . . . . . . . . . . . . . . . . . . .     3
         Lead Follow-Up . . . . . . . . . . . . . . . . . . . . . . . . .     3
         Incentive Programs . . . . . . . . . . . . . . . . . . . . . . .     3
         Distributor Covenants  . . . . . . . . . . . . . . . . . . . . .     3
         Distributor Financial Condition  . . . . . . . . . . . . . . . .     3
         Notification of Claims . . . . . . . . . . . . . . . . . . . . .     3

OBLIGATIONS OF CENTIGRAM  . . . . . . . . . . . . . . . . . . . . . . . .     4
         Sales Materials  . . . . . . . . . . . . . . . . . . . . . . . .     4
         Marketing Support  . . . . . . . . . . . . . . . . . . . . . . .     4
         Advertising Permission . . . . . . . . . . . . . . . . . . . . .     4
         Sales Training . . . . . . . . . . . . . . . . . . . . . . . . .     4
         Sales Leads  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         Installation, Cutover and
         Maintenance Assistance . . . . . . . . . . . . . . . . . . . . .     4
         Remote Technical Assistance Service  . . . . . . . . . . . . . .     4
         Service Training . . . . . . . . . . . . . . . . . . . . . . . .     4

ORDER PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Centigram Acceptance . . . . . . . . . . . . . . . . . . . . . .     5
         Controlling Terms  . . . . . . . . . . . . . . . . . . . . . . .     5
         Change Orders and Cancellation by
         Distributor  . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Cancellation by Centigram  . . . . . . . . . . . . . . . . . . .     5
         Distributor Acceptance . . . . . . . . . . . . . . . . . . . . .     5

PRICES AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         Prices to Distributor  . . . . . . . . . . . . . . . . . . . . .     6
         Increase in Prices for Failure to
         Meet Quota . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         Taxes and Fees . . . . . . . . . . . . . . . . . . . . . . . . .     6





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
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         Invoicing  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Payment and Terms  . . . . . . . . . . . . . . . . . . . . . . .   6
         Security Interest  . . . . . . . . . . . . . . . . . . . . . . .   7

SHIPMENT, RISK OF LOSS AND DELIVERY . . . . . . . . . . . . . . . . . . .   7
         Shipment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Partial Delivery . . . . . . . . . . . . . . . . . . . . . . . .   7
         Delivery Schedule; Delays  . . . . . . . . . . . . . . . . . . .   7

DISTRIBUTOR DETERMINES ITS OWN PRICES . . . . . . . . . . . . . . . . . .   8

PROPRIETARY RIGHTS AND CONFIDENTIALITY  . . . . . . . . . . . . . . . . .   8
         Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . .   8
         Sale Conveys no Right to
         Manufacture or Copy  . . . . . . . . . . . . . . . . . . . . . .   8
         Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . .   8

TRADEMARKS, TRADE NAMES AND COPYRIGHTS  . . . . . . . . . . . . . . . . .   9
         Trademark Use During Agreement . . . . . . . . . . . . . . . . .   9
         Copyright and Trademark Notices  . . . . . . . . . . . . . . . .   9
         No Distributor Rights in
         Trademarks or Copyrights . . . . . . . . . . . . . . . . . . . .   9
         Obligation to Protect  . . . . . . . . . . . . . . . . . . . . .   9

INTELLECTUAL PROPERTY INFRINGEMENT  . . . . . . . . . . . . . . . . . . .   9
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   9
         Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Entire Liability . . . . . . . . . . . . . . . . . . . . . . . .  10

WARRANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Hardware Warranty  . . . . . . . . . . . . . . . . . . . . . . .  10
         Software Warranty  . . . . . . . . . . . . . . . . . . . . . . .  11
         Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Exclusions . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

LIMITED LIABILITY TO DISTRIBUTOR AND
         OTHERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SOFTWARE LICENSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

DURATION AND TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . .  14
         Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Centigram Termination For Cause  . . . . . . . . . . . . . . . .  14
         Automatic Termination  . . . . . . . . . . . . . . . . . . . . .  15





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
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         Orders After Termination Notice  . . . . . . . . . . . . . . . .    15
         Effect of Termination  . . . . . . . . . . . . . . . . . . . . .    15
         No Damages For Termination . . . . . . . . . . . . . . . . . . .    15
         Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

RELATIONSHIP OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . .    16

FCC CERTIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
         Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . .    17
         Execution of Agreement . . . . . . . . . . . . . . . . . . . . .    17
         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .    17
         Severability . . . . . . . . . . . . . . . . . . . . . . . . . .    17
         Interpretation . . . . . . . . . . . . . . . . . . . . . . . . .    17
         Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . .    17
         Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . .    17
         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .    18
         Release of Claims  . . . . . . . . . . . . . . . . . . . . . . .    18
         Due Execution  . . . . . . . . . . . . . . . . . . . . . . . . .    18




                                LIST OF EXHIBITS


Exhibit A        -    Authorized Centigram Products
Exhibit B        -    Territory
Exhibit C        -    Quota
Exhibit D        -    Purchase Order for Demonstration Systems
Exhibit E        -    Purchase Order for Training Services
Exhibit F        -    End-User Software License





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                     AUTHORIZED U.S. DISTRIBUTOR AGREEMENT


This Agreement is entered into as of April 16, 1996 (the "Effective Date") by and between Centigram Communications Corporation, a Delaware corporation with its principal place of business at 91 East Tasman Drive, San Jose, California 95134 ("Centigram"), and Voice Plus, Inc., a California corporation, with its principal place of business at 39899 Balentine Drive, Suite 350, Newark, CA 94560 ("Distributor").

RECITALS

       A. Centigram is a manufacturer of voice processing systems, including the products listed on Exhibit A hereto (the "Products"). This Agreement pertains only to the Products set forth on Exhibit A and not to any other products that are now, or may hereafter be, published, manufactured or distributed by Centigram.

       B. Products are distributed under trademarks and trade names having a valuable reputation and goodwill which belong exclusively to Centigram. Centigram spends substantial sums of money advertising and promoting Products, as well as in establishing an effective distribution network for Products.

       C. Centigram and Distributor recognize that in order for Products to compete effectively in the marketplace, it is necessary that they be marketed by distributors who have the ability to explain, demonstrate, install, service and support Products, who have adequate facilities and personnel to perform such functions, and who are fully able to serve the demand for Products in their respective market areas. Distributor represents that Distributor is able to explain, demonstrate, install, service, and support the Products and that Distributor desires, at its own risks, to distribute the Products in the Territory specified in Section 1.A hereof.

       D. Centigram and Distributor desire that Distributor act as an independent distributor of Products under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, Centigram and Distributor agree as follows:

1.     APPOINTMENT AS AUTHORIZED CENTIGRAM DISTRIBUTOR

       A. Appointment. Centigram hereby appoints Distributor, and Distributor hereby accepts such appointment, as an independent, nonexclusive distributor of Products, solely in the Territory (as defined in Exhibit B), and Centigram hereby grants to Distributor the nonexclusive right to distribute and resell Products. Products may be changed, abandoned or added by Centigram, at its sole discretion, upon written notice to Distributor.

       B.     Sales Outside Territory.   Distributor agrees not to sell,
actively solicit sales, market or promote Products outside the Territory without prior written consent of Centigram.

       C. Non-Exclusivity. Centigram reserves the right to sell the Products in the Territory directly and through other distributors and other third party intermediaries, including without limitation original equipment manufacturers who add value to the Products in the form of additional features, services and/or brand name recognition and sell the resulting derivative product through their own channels of distribution. If, at the request of Centigram, Distributor performs installation, maintenance or other services in connection with any such sales by Centigram or any such original equipment manufacturer, then Distributor shall be compensated for such services at its standard hourly rates and materials prices.

       D. Title. Despite the use in this Agreement of the words "sale," "distribution," "purchase," "supply" and words of similar connotation, all right, title and copyrights to software programs and documentation included in or with the Products is reserved to Centigram and shall at no time pass to Distributor or to any end user.

2.     OBLIGATIONS OF DISTRIBUTOR

       In recognition of the particular expertise and commitment necessary to market and support Products properly, Distributor represents and warrants to and agrees with Centigram that Distributor has, and during the term of this Agreement will continue to maintain, the capacity, facilities and personnel necessary to perform such functions as are required to carry out its obligations under this Agreement, that it is ready and willing to do so, and in particular that:

       A. Technical Capacity. Distributor will maintain the technical capability to enable it to demonstrate wazzu and explain in detail to customers the features and capabilities of Products and the differences between Products and competing products, and to install, service and support Products. In that connection, the Distributor will employ, train and maintain a sufficient number of capable technical and sales personnel to have the knowledge and training necessary: (a) to inform customers properly concerning the features and capabilities of Products; (b) to assist customers in determining which products will best meet the customer's particular needs and desires; and (c) to install and maintain the Products and provide pre- and post-distribution technical assistance, service and support to customers in connection with Products.

       B. Sales Quotas. Distributor agrees to meet or exceed the sales quotas set forth on Exhibit C to this Agreement (the "Quota"). In the event that Distributor does not meet the Quota requirements for any two (2) consecutive quarters, Centigram shall have the option to increase prices in accordance with Section 5.B. In addition, failure to make Quota for two (2) conservative quarters can give rise to termination pursuant to Section 15.B(vi).

       C. Sales Reports. Distributor shall provide to Centigram a monthly activity report.

       D. Special Services and Materials. Distributor shall pay to Centigram reasonable charges for special support services and materials that Centigram provides at Distributor's request and which are not normally covered under Centigram's product warranty or other practices.

       E. Customer Service. Distributor shall respond to customer service requests, utilizing technicians certified by Centigram, in a timely fashion. Distributor shall: (i) respond to major system failures within four (4) hours during normal working days, and within eight (8) hours during weekends, holidays or after hours; (ii) respond to minor failures and malfunctions within one (1) business day; and (iii) in the case of major failures, restore service within eight (8) hours after response, and notify Centigram's Technical Assistance Center if service cannot be restored to the customer within such period of time. In addition, Distributor shall respond promptly to all customer complaints referred to Distributor by Centigram.

       G. Lead Follow-Up. Distributor shall follow-up on each and every qualified sales lead from Centigram and report on the results of such field sales efforts, so that Centigram can properly manage sales inquiry generation and qualification programs.

       H. Incentive Programs. Distributor shall permit Centigram to implement such sales incentive programs for Distributor's field sales personnel and sales management as Centigram may deem necessary or desirable to stimulate increased sales efforts. Such incentive programs shall be in addition to any compensation provided by Distributor.

       I. Distributor Covenants. Distributor agrees: (a) to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Centigram; (b) to avoid deceptive, misleading or unethical practices that are detrimental to Centigram, Products or the public, including but not limited to disparagement of Centigram or Products; (c) to make no false or misleading representations with regard to Centigram or Products; (d) not to publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material and (e) to make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Products that are inconsistent with the literature distributed by Centigram, including all warranties and disclaimers contained in such literature, if any.

       J. Distributor Financial Condition. Distributor is in, and shall remain in, good financial condition, solvent and able to pay its bills when due. Distributor will maintain under this agreement such working capital and net worth as may be required in the reasonable opinion of Centigram to enable Distributor to carry out and perform all of Distributor's obligations and responsibilities under this Agreement; and from time to time, on reasonable notice by Centigram, Distributor will furnish such financial reports and other financial data as Centigram may reasonably request as necessary to determine Distributor's financial condition. Centigram will have the right to change its financial requirements at any time.

       K. Notification of Claims. Distributor will notify Centigram in writing of any claim or proceeding involving Products within ten (10) days after Distributor learns of such claim or proceeding. Distributor will also report promptly to Centigram all claimed or suspected product defects.

3.     OBLIGATIONS OF CENTIGRAM

       Centigram agrees to provide the following support to Distributor during the term of the Agreement:

       A. Sales Materials. Centigram shall make available to Distributor, at reasonable cost, suitable quantities as may reasonably be requested of sales support materials such as product brochures, data sheets, user guides, applications, briefs, sales notebooks, formal sales presentations in overhead, slide, or flip chart form, and other such material necessary to aid in the selling process.

       B. Marketing Support. Centigram shall provide to Distributor timely reports detailing marketing or technical information on Products, competitive comparisons, special sales or service suggestions, competitive announcements, etc., and shall respond promptly to all inquiries and requests for help from Distributor.

       C. Advertising Permission. Centigram shall permit Distributor to advertise Centigram's Products, subject to Centigram's approval of the content of the advertisement prior to publication, placement or use.

       D. Sales Training. Centigram shall provide field sales and sales technical support training for Distributor's sales force at Centigram's corporate offices, or (subject to reasonable fees and expensive reimbursement) at Distributor's location, and shall assist in direct customer contacts.

       E. Sales Leads. Centigram shall, in its discretion, provide to Distributor, from time to time, qualified sales leads, provided that Distributor pursues and further qualifies such leads with its sales force and then provides Centigram with reasonably requested information about the results.

       F. Installation, Cutover and Maintenance Assistance. Centigram shall, upon request from Distributor, make available at the installation site and at such other times as may be requested by Distributor, a qualified field engineer to render installation, cutover and customer assistance as may be required by Distributor, in accordance with the Customer Support Service program and fees set forth in Exhibit G.

       G. Remote Technical Assistance Service. Centigram will provide remote technical assistance as set forth in the Customer Support Service program.

       H. Service Training. Centigram shall provide field service training, tools, and other necessary materials for Distributor's product service organization as set forth in the Customer Support Service program.


4.     ORDER PROCEDURE

       A. Orders. All orders by Distributor for products shall be initiated through a purchase order sent to Centigram by hard copy, facsimile or telex. All purchase orders are subject to acceptance in writing by Centigram, as provided in Section 4(b).

       B. Centigram Acceptance. All orders shall be subject to acceptance in writing by Centigram at its principal place of business and shall not be binding until the earlier of such acceptance or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually shipped. Centigram has no obligation to accept orders placed by Distributor with Centigram, and once Centigram receives an order, it agrees to provide Distributor with a written acknowledgement of acceptance or rejection within twenty (20) working days of such receipt. Partial acceptance of an order does not constitute acceptance of the entire order.

       C. Controlling Terms. The terms and conditions of this Agreement and of the applicable Centigram invoice or confirmation will apply to each order accepted or shipped by Centigram hereunder. The provisions of Distributor's form of purchase order or other business forms will not apply to any order notwithstanding Centigram's acknowledgement or acceptance of such order.

       D.     Change Orders and Cancellation by Distributor.

               (i) Distributor may cancel an order, or any portion thereof, without penalty, provided that notice of cancellation of is received by Centigram no less than thirty (30) days prior to the date of scheduled shipment.

              (ii) Within thirty (30) days prior to the date of scheduled shipment but not less than ten (10) days prior to the scheduled date, Distributor may make a change in any order, without penalty.

       E. Cancellation by Centigram. Centigram reserves the right to cancel any orders placed by Distributor and accepted by Centigram as set forth, or to refuse or delay shipment thereof, if Distributor (a) fails to make any payment as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by Centigram and Distributor,
(b) fails to meet credit or financial requirements established by Centigram, including any established credit limits or (c) otherwise fails to comply with the terms and conditions of this Agreement. Centigram also reserves the right to discontinue the publication, manufacture or distribution of any or all Products at any time, and to cancel any orders for such discontinued Products without liability of any kind to Distributor or to any other person. No such cancellation, refusal or delay will be deemed a termination (unless Centigram so advises Distributor) or breach of this Agreement by Centigram.

       F. Distributor Acceptance. All orders shipped by Centigram to Distributor must be accepted or rejected by Distributor within thirty (30) days from the date of shipment. Distributor's failure to notify Centigram in writing of its rejection of any or all Products, will be deemed to be an acceptance of such Products.

5.     PRICES AND PAYMENT

       A. Prices to Distributor. Distributor shall initially be entitled, during the first two (2) quarters of the initial term of this Agreement, to the prices listed on Exhibit A. Centigram may change its prices to Distributor at the discretion of Centigram, effective as of any time following the end of such initial period, upon not less than thirty (30) days prior notice to Distributor. The actual price paid by Distributor to Centigram for a Product, less any changes, exchanges, credits or similar reimbursements, shall be referred to herein as the "Purchase Price." Centigram will honor all MesaQuotes provided to Distributor by Centigram for a period of ninety (90) days.

       B. Increase in Prices for Failure to Meet Quota. In the event that Distributor does not purchase, for shipment during any two (2) consecutive quarters, systems representing an aggregate dollar volume equal to or exceeding the Quota for such respective quarters, then Centigram shall have the option thereafter, upon immediate notice to Distributor, to increase the price for its Products based upon prices applicable to the annualized dollar volume of purchases by Distributor during the preceding two (2) quarters. Any increase will be similar to the pricing available to other distributors at similar revenue levels.

       C. Taxes and Fees. Centigram's prices do not include any national, state or local sales, use, value added or other taxes or levies that Centigram may be required to pay or collect upon the delivery of Products or upon collection of the prices. Should any tax demand be made, Distributor agrees to pay such tax and indemnify Centigram for any claim for such tax demanded. Distributor represents and warrants to Centigram that all Products acquired hereunder are for redistribution in the ordinary course of Distributor's business, and Distributor agrees to provide Centigram with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

       D. Invoicing. Centigram shall submit an invoice to Distributor upon each shipment of each Product ordered by Distributor. All invoicing shall be to Distributor's address set forth at the beginning of this Agreement, without regard to the actual shipping address. Each invoice shall cover Distributor's Purchase Price for the Products in a given shipment plus any freight, taxes or other applicable costs initially paid by Centigram but to be borne by Distributor.

       E. Payment and Terms. Payment terms shall be net cash payable immediately. However, Centigram may in its discretion make available to Distributor credit terms of net thirty (30) days from day of delivery of the Product to the commercial carrier F.O.B. point of shipment or "will call." Distributor's payment terms are subject to approval and change by Centigram's credit department, taking into consideration the information provided pursuant to Section 2.N and other relevant factors. Any invoiced amount not paid when due may bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law. Distributor shall pay all of Centigram's costs and expenses (including reasonable attorneys fees) to enforce and preserve Centigram's rights under this subsection 5.E. All amounts due Centigram hereunder shall be paid in U.S. dollars. Centigram will provide a 2% discount for all orders placed thirty (30) days prior to the required ship date.

       F. Security Interest. Distributor agrees that Centigram reserves a continuing security interest in any Products now or later acquired by Distributor and all related proceeds and accessions, which shall secure any and all existing or future debt, obligations or liabilities of Distributor to Centigram, including without limitation, any late payment or interest charges due from Distributor and any expenses incurred by Centigram in enforcing its rights (including attorneys' fees, court costs and the costs of retaking, holding, preparing for resale or other disposition, or selling Products). In the event of default by Distributor in any of its obligations to Centigram, Centigram will have the right to repossess the goods sold hereunder without liability to Distributor. A copy of the invoice may be filed with appropriate authorities at any time as a financing statement and/or chattel mortgage to perfect Centigram's security interest. On the request of Centigram, Distributor will execute financing statements and all such other instruments as Centigram may request to perfect its security interest.

6.     SHIPMENT, RISK OF LOSS AND DELIVERY

       A. Shipment. All Products will be shipped F.O.B. Centigram's distribution facility. Shipments will be made to Distributor's identified warehouse facilities or freight forwarder, or such other location as Distributor shall request in writing (subject to Centigram's reasonable approval). Unless specified in Distributor's order, Centigram will select the mode of shipment and the carrier. Distributor will be responsible for and pay all packing, shipping, freight and insurance charges, which charges Centigram may require Distributor to pay in advance. Distributor reserves the right to pick up any order at Centigram "will call".

       B. Risk of Loss. All risk of loss of or damage to Products will pass to Distributor, or to such financing institution or other party or parties as may have been designated to Centigram by Distributor, upon delivery by Centigram to the carrier, freight forwarder or Distributor, whichever first occurs. Distributor will bear the risk of loss or damage in transit.

       C. Partial Delivery. Unless Distributor clearly advises Centigram to the contrary in writing, Centigram may make partial shipments on account of Distributor's orders, to be separately invoiced and paid for when due. Delay in delivery of any installment shall not relieve Distributor of its obligation to accept the remaining deliveries.

       D. Delivery Schedule; Delays. Centigram will use reasonable efforts to meet Distributor's requested delivery schedule for Products, subject to the terms as set forth in subsection 6.6. Centigram shall notify Distributor promptly if any order cannot be filled according to the requested delivery schedule. Should orders for Products exceed Centigram's available inventory. Centigram will allocate its available inventory and make deliveries on a basis Centigram deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation.

7.     DISTRIBUTOR DETERMINES ITS OWN PRICES

       Distributor is free to determine unilaterally its own prices to its customers. Although Centigram may publish suggested wholesale or retail prices, these are suggestions only and Distributor shall be entirely free to determine the actual prices at which Products will be sold and licensed to Distributor's customers.

8.     PROPRIETARY RIGHTS AND CONFIDENTIALITY

       A. Proprietary Rights. Distributor agrees that Centigram owns all right, title, and interest in the product lines that include the Products now or hereafter subject to this Agreement and in all of Centigram's patents, trademarks, trade names, inventions, copyrights, know how, and trade secrets relating to the Products and the design, manufacture, operation or service of the Products. The use by Distributor of any of these proprietary rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

       B.     Sale Conveys no Right to Manufacture or Copy.   The Products are
offered for sale and are sold by Centigram subject, in every case, to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with its customers, as Centigram may request, to inform them of and assure compliance with the restrictions contained in this Section 8.B.

       C.     Confidentiality.   The parties acknowledge that by reason of
their relationship to each other hereunder each will have access to certain information and materials concerning the other's business, plans, customers, technology and/or products that is confidential and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. Each party agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either party, the other party shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Centigram. In the event of termination of this Agreement for any reason, there shall be no use or disclosure by a party of any confidential information of the other party for a period of five (5) years from the date of such termination, and neither party shall manufacture nor have manufactured any product, device, component or assembly utilizing any of the other party's confidential information.


9.     TRADEMARKS, TRADE NAMES AND COPYRIGHTS

       A. Trademark Use During Agreement. During the term of this Agreement, Distributor is authorized by Centigram to use the trademarks Centigram uses for Products in connection with Distributor's advertisement, promotion and distribution of Products. Distributor's use of such trademarks and logos will be in accordance with Centigram's policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies.

       B.     Copyright and Trademark Notices.   Distributor agrees to include
on each copy of the Products that it distributes, and on all containers and storable media therefor, all trademark, copyright, logos and other notices of proprietary rights included by Centigram on such Products. Distributor agrees not to alter, erase, deface or overprint any such notice on anything provided by Centigram.

       C. No Distributor Rights in Trademarks or Copyrights. Distributor has paid no consideration for the use of Centigram's trademarks, logos, copyrights, trade names or designations, and nothing contained in this Agreement shall give Distributor any interest in any of them. Distributor acknowledges that Centigram owns and retains all copyrights and other proprietary rights in all Products, and agrees that it will not at and time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any trademark, trade name, copyright or logo belonging to or licensed to Centigram (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any copyright in the

Products). Distributor agrees not to attach any additional trademarks, logos or trade designations to any Product which interfere with or obscure Centigram's trademarks, logos, copyrights or other notices of proprietary rights. Distributor further agrees not to affix any Centigram trademark, logo or trade designations to any non-Centigram product.

       D. Obligation to Protect. Distributor agrees to use reasonable efforts to protect Centigram's proprietary rights and to cooperate without charge in Centigram's efforts to protect its proprietary rights. Distributor agrees to notify Centigram of any known or suspected infringement or breach of Centigram's proprietary rights that comes to Distributor's attention. Centigram shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual infringers of Centigram's Products, and shall incur all expenses in connection with any such legal action and shall retain all monetary recoveries received therefrom.

10.    INTELLECTUAL PROPERTY INFRINGEMENT

       A. Indemnification. Distributor agrees that Centigram has the right to defend, or at its option to settle, and Centigram agrees at its own expense to defend or at its option to settle, any claim, suit or proceeding brought against Distributor or its customer on the issue of infringement of any United States patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Centigram shall have sole control of any such action or settlement negotiations, and Centigram agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its customer on such issue in any such suit or proceeding defended by Centigram. Distributor agrees that Centigram at its sole option shall be relieved of the foregoing obligations unless Distributor or its customer notifies Centigram promptly in writing of such claim, suit or proceeding and gives Centigram authority to proceed as contemplated herein, and, at Centigram's expense, gives Centigram proper and full information and assistance to settle and/or defend any such claim, suit or proceeding for infringement of any United States patent, copyright or trademark. If it is adjudicatively determined that the Products, or any part thereof, infringe any United States patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is as a result enjoined, then Centigram may at its option and expense: (a) procure for Distributor and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (b) replace the Products, or part thereof, with other suitable Products or parts; or (c) suitably modify the Products or part thereof; or (d) if the use of the Products, or part thereof. is prevented by injunction, remove the Products, or part thereof, and refund the aggregate Purchase Price paid therefor by Distributor, less a deduction for use and damage equal to the aggregate Purchase Price pro-rated over a thirty-six month period from date of installation. Centigram shall not be liable for any costs or expenses incurred without its prior written authorization.

       B. Limitation. Notwithstanding the provisions of Section 10.A, Centigram assumes no liability for (a) infringement of patent or copyright claims covering any equipment or system in which any of the Products may be used but not covering the Products standing alone; (b) any trademark infringements involving any marking or branding not applied by Centigram or involving any marking or branding applied at the request of Distributor; or (c) any modification of the Products, or any part thereof, unless such modification was made by Centigram.

       C. Entire Liability. This Section 10 states the entire liability and obligations of Centigram and the exclusive remedy of Distributor and its customers with respect to any alleged patent, copyright or trademark infringement by the Products or any part thereof.

11.    WARRANTY

       A. Title. Centigram warrants that Distributor, upon payment in full of the Purchase Price, shall acquire good title to the Products purchased hereunder, free and clear of all encumbrances.

       B. Hardware Warranty. Centigram warrants that the equipment and hardware included in the Products (collectively, the "Hardware") shall be free of defects in material and workmanship and shall perform, under normal use and circumstances, in accordance with Centigram's published specifications in Centigram's Installation and Maintenance Manual for a period of twelve (12) months from the date of installation by Distributor or fifteen (15) months from date of shipment by Centigram, whichever such period shall terminate first. In the event that Distributor shall notify Centigram during the warranty period that any Hardware does not conform to this warranty, Centigram shall inspect such Hardware and, upon conformation of a defect or failure to perform as warranted, Centigram shall at its sole option either repair or replace the nonconforming Hardware. All replacement parts furnished to Distributor under this warranty shall be new or refurbished and equivalent to new, and shall be warranted as new for the remainder of the original warranty period. All defective parts which have been replaced shall become the property of Centigram and Distributor shall return such parts, prepaid by Distributor, to Centigram's designated place of repair. All defective parts that have been repaired shall remain the property of the Distributor, and Centigram shall, upon repair or replacement, return such parts to Distributor's designated location, freight prepaid. Centigram shall use its best efforts to return such repaired or replaced parts to Distributor within thirty (30) days of receipt of the defective parts from Distributor. The terms and conditions of Centigram's customary repair program are as set forth in Exhibit F. Centigram shall upon request of Distributor provide to Distributor advance replacement parts required for correction of defective or nonconforming Products, in accordance with Centigram's advance replacement program as set forth in Exhibit F.

       C. Software Warranty. Centigram warrants that the media (the "Media") on which the software incorporated in the Products (the "Software") is recorded shall be free from defects in material and workmanship under normal use for a period of twelve (12) months following the date of installation by Distributor or fifteen (15) months from date of shipment by Centigram to Distributor, whichever such period shall terminate first. Distributor's sole and exclusive remedy for defective, and Centigram's sole and exclusive liability, shall be replacement of the Media in accordance with this limited warranty. Centigram further warrants that the Software shall perform, under normal use and circumstances, in accordance with Centigram's published specifications for a period of two (2) years from the date of installation by Distributor. In the event that Centigram receives notice from Distributor during such warranty period that the Software does not conform to this warranty, Centigram shall determine, in its sole judgment, whether the Software is nonconforming, and if so Centigram shall, at its option, either repair or replace the nonconforming Software.

       D. Procedures. An item may only be returned to Centigram with its prior written approval. Any such approval shall reference a returned material authorization number issued by authorized Centigram service personnel. Transportation costs, if any, incurred in connection with the return of a defective item to Centigram shall be borne by Distributor. Any transportation costs incurred in connection with the redelivery of a repaired or replacement item to Distributor by Centigram shall be borne by Centigram; provided, however, that such costs shall be borne by Distributor if Centigram reasonably determines that the item is not nonconforming. If Centigram determines, in its sole discretion, that the allegedly detective item is not covered by the terms of the warranty or that a warranty claim is made after the warranty period, the cost of the repair by Centigram, including all shipping expenses, shall be reimbursed by Distributor.

       E.     Exclusions.   The foregoing warranties and remedies shall be void
as to any Products damaged or rendered unserviceable by: (1) improper or inadequate maintenance by anyone other than Centigram, (2) software or interfacing supplied by anyone other than Centigram,

(3) modifications, alterations or additions to the system by personnel not certified by Centigram to perform such acts, or other unauthorized repair, installation or opening or other causes beyond Centigram's control, (4) unreasonable refusal to agree with engineering change notice programs, (5) negligence by any person other than Centigram or Centigram's authorized representatives, (6) misuse, abuse, accident, electrical irregularity, theft, vandalism, fire, water or other peril, (7) damage caused by containment author operation outside the environmental specifications for the Products, and (8) alteration or connection of the Products to other systems, equipment or devices (other than those specifically approved by Centigram) without the prior approval of Centigram. Moreover, this warranty shall be void as to any system sold or located outside the United States of America, its territorial possession and Canada.

       F. Limitation. This warranty constitutes the sole and exclusive warranty made by Centigram with respect to the Products and may be modified, amended or supplemented only by a written instrument signed by a duly authorized officer of Centigram and accepted by Distributor.

       THE LIMITED WARRANTIES EXPRESSLY STATED IN THIS SECTION 11 CONSTITUTE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED BY CENTIGRAM, AND ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABLE QUALITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE. CENTIGRAM DOES NOT WARRANT THAT THE PRODUCTS WILL MEET THE REQUIREMENTS OF DISTRIBUTOR OR ITS CUSTOMERS.

CENTIGRAM'S MAXIMUM AGGREGATE LIABILITY UNDER THIS WARRANTY SHALL BE LIMITED IN
ALL RESPECTS TO A REFUND OF THE DISTRIBUTOR'S PURCHASE PRICE.   IN NO EVENT
SHALL CENTIGRAM BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE DISTRIBUTOR OR ANY END USER CUSTOMER OF DISTRIBUTOR OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY, INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF USE, LOSS OF DATA, ECONOMIC LOSS OR ANY LOSS ARISING FROM ANY CLAIM BY A THIRD PARTY.

12.    LIMITED LIABILITY TO DISTRIBUTOR AND OTHERS

CENTIGRAM'S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE DISTRIBUTOR FOR THE PRODUCT. IN NO EVENT SHALL CENTIGRAM BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. IN NO EVENT SHALL CENTIGRAM BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR OTHER DAMAGES, HOWEVER CAUSED, INCLUDING LOSS OF PROFITS, LOSS OF USE, ECONOMIC LOSS, ANY LOSS ARISING FROM ANY CLAIM BY A THIRD PARTY, OR ANY CLAIM ARISING FROM ANY DEFAULT OR FAILURE OF PERFORMANCE WHETHER SUCH CLAIM IS FOR BREACH OR FUNDAMENTAL BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT CENTIGRAM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

13.    SOFTWARE LICENSE

       Centigram hereby grants to Distributor, for the term of this Agreement, a non-exclusive, non-transferrable right and license to use the software incorporated in the Products, in object code form only (the "Software"), and related product manual and other documentation (collectively, the "Documentation"), solely for the purpose of selling, installing, servicing and
supporting Centigram Products.   This license will include the limited right to
sublicense the Software and Documentation to end users of Products solely on a non-transferrable basis in connection with an end user's purchase of Product from Distributor.

       Each sublicense to end users shall be in accordance with the End User License Agreement attached hereto as Exhibit F, a copy of which Distributor shall have each end user customer sign as a condition to the grant of the sublicense. Distributor shall promptly deliver copies of each such agreement to Centigram.

       The Software and Documentation licensed hereunder is proprietary to Centigram. Neither Distributor nor any of its end user customers shall receive
any title or ownership rights to such Software or Documentation.   Distributor
acknowledges that Distributor and its end user customers will receive solely the object code and operation manuals for the Software, and will not receive nor be entitled to source code or other materials associated with the design and creation of the Software.

       Distributor shall not copy, in whole or in part, any Software or Documentation provided by Centigram, whether in the form of computer tape, disk, printed or other form; provided, however, that Distributor may make one copy of each version of Software licensed hereunder solely for archival backup purposes in conjunction with the sale and service of Centigram Products. Distributor agrees that it shall not decompile, reverse engineer or otherwise attempt to gain access to the source code of the software.

       Distributor agrees not to provide, disclose or otherwise make available the Software or Documentation to any person other than Distributor or its properly registered end user customers, and then only for such purposes as are necessary to sell and service the Centigram Products. Distributor further agrees to take reasonable steps to safeguard copies of Software and Documentation against disclosure to or use by unauthorized persons, and to take reasonable steps to ensure that the provisions of this Agreement are not violated by Distributor's employees.

       Distributor shall have no right to make any alterations, modifications, improvements, or enhancements to, or derivative works of, the Software, except as Centigram may specifically authorize hereafter by a written instrument executed by an officer of Centigram. All developments, modifications, improvements and enhancements to, and derivative works of, the Software conceived, developed or implemented by Distributor shall be the sole property of Centigram. Distributor shall cooperate fully to protect Centigram's proprietary rights in any such developments, modifications, improvements, enhancements and derivative works.

       Distributor agrees that it will affix, to all copies of the Software and Documentation, the form of copyright notice and other proprietary notices as designated by Centigram.

14.    DURATION AND TERMINATION OF AGREEMENT

       A.     Term.   This Agreement shall begin on the Effective Date and
shall expire on December 31, 1997. Thereafter, the Agreement shall automatically renew for a term of two years until cancelled by either party
upon ninety (90) days' notice.   Notwithstanding the provisions of this Section
15.A, or any other provisions of this Agreement, this Agreement may be terminated prior to the expiration of its stated term as set forth below.

       B.     Centigram Termination For Cause.   Centigram may terminate this
Agreement at any time, immediately upon written notice to Distributor, prior to the expiration of its stated term, in the event that:

               (i) Distributor defaults in any payment due to Centigram and such default continues unremedied for a period of sixty (60) days after written notice of default is sent to Distributor by Centigram;

              (ii) Distributor shall breach Section 8 (Proprietary Rights and Confidentiality), 9 (Trademarks, Trade Names and Copyrights), or 13 (Software License) hereof;

             (iii) Distributor acquires or is acquired by a business entity that provides product or services in direct competition with Centigram's products, and in Centigram's sole judgment such acquisition represents a conflict of interest;

              (iv) Distributor fails to perform any other obligation, warranty, duty or responsibility or is in default with respect to any term or condition undertaken by Distributor under this Agreement and such failure or default continues unremedied for a period of twenty (20) days after written notice of failure to perform is sent to Distributor by Centigram;

               (v) Distributor fails to purchase any Centigram assigned Quota for two (2) consecutive quarters; or

              (vi) Distributor sells, markets or promotes Products outside Distributor's designated Territory, or sells, markets or promotes Products to a third party when Distributor knows, or has reason to know, the third party intends to transport Products outside the Territory.

       C. Automatic Termination. This Agreement shall terminate automatically, with no further act or action of either party, if Distributor becomes insolvent or unable to pay its debts as they mature in the ordinary course of business; if Distributor makes an assignment for the benefit of its creditors; if a receiver or trustee is appointed for Distributor or its property; if proceedings are commenced by, for or against Distributor under any bankruptcy, insolvency or debtor's relief law; or if Distributor is liquidated or dissolved.

       D. Orders After Termination Notice. In the event that any notice of termination of this Agreement is given, Centigram will be entitled, in its discretion, to accept or to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination.

       E.     Effect of Termination.  Upon termination of this Agreement:

               (i) The due dates of all outstanding invoices to Distributor for Products automatically will be accelerated so they become due and payable on the effective date of termination, even if longer terms had been provided previously. All orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be canceled.

              (ii) For a period of one (1) year after the date of termination, Distributor shall make available to Centigram for inspection and copying all books and records of Distributor that pertain to Distributor's performance of and compliance with its obligations, warranties and representations under this Agreement.

             (iii) Distributor shall cease using any Centigram trademark, logo or trade name.

              (iv) Centigram shall continue to provide to Distributor for a period of five (5) years following termination spare parts so Distributor can properly support its existing customer based, at Centigram's then current pricing and terms and condition of sale with respect to spare parts sold to distributors generally.

       F. No Damages For Termination. Neither Centigram nor Distributor shall be liable to the other for damages of any kind, including incidental or consequential damages, on account of the termination of this Agreement in accordance with this Section 15. Distributor waives any right it may have to receive any compensation or reparations on termination or expiration of this Agreement, which includes, but is not limited to, loss of goodwill, prospective profits or anticipated orders, or an account of any expenditures, investments, leases or commitments made by either Centigram or Distributor. The parties acknowledge that this Section 10 has been included as a material inducement for Centigram to enter into this Agreement and that Centigram would not have entered into this Agreement but for the limitations of liability as set forth herein.

       G. Survival. Centigram's rights and Distributor's obligations to pay Centigram all amounts due hereunder, as well as Distributor's obligations under Sections 2.D, 2.E, 2.J, 2.M, 2.0, 4.C, 4.E, 4.F, 5.C, 5.E, 5.F, 6.A, 6.B,
7, 8, 9.C, 9.D, 10, 11, 12, 13, 15, 16, 18 and 19 shall survive expiration or termination of this Agreement for any reason.

16.    RELATIONSHIP OF THE PARTIES

       Distributor's relationship with Centigram during the term of this Agreement will be that of an independent contractor. Distributor will not have, and will not represent that it has, any power, right or authority to bind Centigram, or to assume or create any obligation or responsibility, express or implied, written or oral, on behalf of Centigram or in Centigram's name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as constituting Distributor and Centigram as partners or as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the parties. In all matters relating to this Agreement, neither Distributor nor its employees or agents are, or shall act as, employees of Centigram within the meaning or application of any laws or regulations which may impute any obligations or liabilities to Centigram by reason of an employment relationship. Distributor shall reimburse Centigram for and hold it harmless from any liabilities or obligations imposed or attempted to be imposed upon Centigram by virtue of any such law with respect to employees of Distributor in performance of this Agreement.

17.    FCC CERTIFICATION

       Centigram warrants that, at the time of shipment, all Products sold to Distributor herein shall, when required, be in compliance with Parts 15 and 68 of the Rules and Regulations of Federal Communications Commission.

18.    ARBITRATION

       Any controversy or claim arising out of or related to this Agreement shall be submitted to final and binding arbitration before and in accordance with the then prevailing rules of the American Arbitration Association. Any arbitration shall be held in San Jose, California, unless another site is mutually agreed upon and shall be enforceable by judgment in a court of
competent jurisdiction as provided in Section 19.E hereof.   The prevailing
party in any such arbitration proceeding, or in any court action to enforce an award resulting from such arbitration, shall be entitled to recover its reasonable attorneys' fees and costs associated with such proceeding or action.

19.    GENERAL

       A. Waiver. The waiver by Centigram of any default by Distributor shall not waive subsequent defaults by Distributor of the same or different kind.

       B. Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the designated representative of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by telex, or by certified or registered airmail, return receipt requested, and shall be deemed complete upon receipt. The designated representative for Centigram shall be Centigram's Chief Financial Officer, and the designated representative for Distributor shall be the Distributor's President or an equivalent representative appointed by Distributor and accepted by Centigram.

       C. Attorneys' Fees. In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation, including all costs incurred beyond amounts awarded as attorneys' fees by any court.

       D. Execution of Agreement. This Agreement shall become effective only after it has been signed by an authorized representative of Distributor and has been accepted by an officer of Centigram. Upon such execution, the effective date of the Agreement shall be deemed to be the Effective Date first stated above.

       E. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as they apply to contracts entered into and wholly to be performed within such state. Any suit hereunder will be brought in the federal or state courts in the Northern District of California and Distributor hereby submits to the exclusive personal jurisdiction and venue thereof.

       F. Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible in accordance with the general intent of this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

       G. Interpretation. Any ambiguity in this Agreement shall be interpreted equitably without regard to which party drafted the Agreement or any provision hereof.

       H. Force Majeure. Centigram shall not be responsible for any failure to perform due to unforeseen circumstances or to causes beyond Centigram's control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor or materials. In the event of any such delay, Centigram may defer the delivery date of orders for Products for a period equal to the time of such delay.

       I. Equitable Relief. Both parries acknowledge that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of Centigram will cause Centigram irreparable injury for which there are inadequate remedies at law, and that therefore Centigram will be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

       J. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes in the entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter. Distributor acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Any modifications of this Agreement must be in writing and signed by both parties hereto.

       K. Release of Claims. Any and all claims against Centigram arising under prior agreements, whether oral or in writing, between Centigram and Distributor are waived and released by Distributor by acceptance of this Agreement.

       L. Due Execution. The party executing this Agreement represents and warrants that he or she has been duly authorized to execute this Agreement on behalf of Distributor.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date specified below. This Agreement may be executed in two or more counterparts, each of which shall be an original.


CENTIGRAM:                                DISTRIBUTOR:

CENTIGRAM COMMUNICATIONS                  VOICE PLUS, INC.
CORPORATION


/s/ DELORES Y. COPPER                     /s/ JAMES S. GILLESPIE
------------------------------------      --------------------------------------
SIGNATURE                                 SIGNATURE


DELORES Y. COPPER                         JAMES S.  GILLESPIE
------------------------------------      --------------------------------------
PRINTED NAME                              PRINTED NAME

PROCESS IMPROVEMENT/CONTRACT MANAGER      PRESIDENT
------------------------------------      --------------------------------------
TITLE                                     TITLE

                                   Exhibit A

                         AUTHORIZED CENTIGRAM PRODUCTS


The Centigram Distributor Price list attached hereto shall apply to all purchases of Centigram Products by Customer. This includes:

                                    Model 70
                                  120I & 120S
                                      640
                                    OneView
                                 Voice Gateway

                                   Exhibit B

                                   TERRITORY


                                       US
                                  Puerto Rico
                                     Canada
                             CPE & Service Provider
                 Domestic Customers with International Offices
        International locations with written authorization of Centigram

                                   Exhibit C

                                     QUOTA


                                                                          Aggregate Purchase Price
                        Date                                                from Effective Date
                        ----                                              ------------------------
 Within the first three full calendar months from Effective                          $250 K
 Date:

 Within six full calendar months from Effective Date:                                $500 K

 Within nine full calendar months from Effective Date:                               $750 K

 Within twelve full calendar months from Effective Date:                           $1,000 K

 Within fifteen full calendar months from Effective Date:                          $1,250 K

 Within eighteen full calendar months from Effective Date:                         $1,500 K

                                   Exhibit D

                    PURCHASE ORDER FOR DEMONSTRATION SYSTEMS



                                  Not Required

                                   Exhibit E

                      PURCHASE ORDER FOR TRAINING SERVICES


                                  Not Required

                                   EXHIBIT F


[Letterhead of Centigram]


                           END USER SOFTWARE LICENSE





                      Centigram Communications Corporation
                              91 East Tasman Drive
                           San Jose, California 95134





                                                                February 3, 1995

                                                       End User Software License
--------------------------------------------------------------------------------

                           End User Software License


Each person ("Licensee") who uses the software (the "Software") licensed hereunder by Centigram Communications Corporation, a Delaware corporation ("Centigram"), agrees to be bound by the terms and conditions of this End-User Software License Agreement ("License").

        1.       LICENSE

                 Centigram hereby grants to Licensee, and Licensee hereby accepts, a personal, nontransferable, non-exclusive license to use the Software and related product documentation (the "Documentation"), in accordance with the terms and conditions of this License.

                 A. Licensee may use the Software solely on the original Centigram system with which it is provided (the "System"). Licensee may not transfer the Software to or use the Software on any equipment other than the System, whether or not such other shall have been manufactured by Centigram. This license shall expire upon sale of the System by Licensee.

                 B. Licensee agrees not to make any copies of the Software or the Documentation, in whole or in part, other than one permitted copy of the Software and Documentation which Licensee may maintain for archival purposes only. Licensee agrees not to modify, translate wazzu, reverse engineer, decompile, disassemble, or create derivative works based on the Software, except to the extent that the foregoing may not be prohibited by applicable law.

                 C. Licensee agrees to take reasonable steps to safeguard copies of the Software against disclosure, copying or use by unauthorized persons, and to take reasonable steps to ensure that the provisions of this license are not violated CENTIGRAM by Licensee's employees or agents.

        2.       TITLE

                 Licensee acknowledges and agrees that all right, title and interest in and to the Software and Documentation, including all intellectual property rights therein, shall remain the property of Centigram or its suppliers, subject only to the limited license to use granted to Licensee hereunder. This license is not a sale and does not transfer to Licensee any title or ownership in or to the Software or the Documentation or any patent, copyright, trade secret, trade name, trademark or other proprietary or intellectual property rights related thereto.


        3.       NONTRANSFERABILITY

                 Licensee mat not rent, transfer, assign, sublicense or grant any rights in the Software or Documentation, in full or in part, to any person.

        4.       LIMITED WARRANTY AND DISCLAIMER

        Centigram warrants that, for a period of two (2) years from the date of initial installation of the Software, the Software shall conform to current published Documentation with respect to such Software. In the event that during such period of two (2) years from the date of initial installation the Software shall fail to perform in accordance with such Documentation, then Centigram or its authorized distributor will correct such failure to conform at no charge to Licensee, provided that Licensee has advised Centigram in writing as to the nature of the failure to conform and such failure to conform can be replicated by Centigram and corrected by Centigram with commercially reasonable efforts. Centigram's entire liability and Licensee's exclusive remedy under this warranty shall be to use commercially reasonable efforts to correct any failure of the Software to conform to then current Documentation.

        EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, CENTIGRAM AND ITS SUPPLIERS MAKE AND LICENSEE RECEIVES NO WARRANTY, CONDITION OR REPRESENTATION, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SOFTWARE OR DOCUMENTATION. CENTIGRAM AND ITS SUPPLIERS SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MOREOVER, CENTIGRAM AND ITS SUPPLIERS SHALL NOT BE RESPONSIBLE FOR DAMAGE RESULTING FROM ACCIDENT, TRANSPORTATION, NEGLECT, MISUSE, MODIFICATION WITHOUT CENTIGRAM'S PRIOR CONSENT, UNAUTHORIZED ATTEMPTS TO REPAIR, OR FAILURE OF ELECTRICAL POWER OR ENVIRONMENTAL CONTROLS. NO CENTIGRAM DISTRIBUTOR, AGENT OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATIONS, EXTENSIONS OR ADDITIONS TO THIS LIMITED WARRANTY. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY.

        5.       TERMINATION

        This License shall continue in effect until terminated hereunder. This License shall terminate automatically on Licensee's failure to comply with any of the restrictions and provisions herein, including without limitation any attempt to transfer this license. Upon any termination of this License, Licensee agrees promptly to destroy or return to Centigram all copies of the Software and Documentation, including without limitation all original and archival copies thereof. No refunds shall be given for such returned materials. Notwithstanding, any termination of this License, the rights and obligations set forth in Sections 2(Title), 3(Non-transferability), 4(Limited Warranty and Disclaimer), 5(Termination), 6(Limitation of Liability) and 7(Miscellaneous) shall survive such termination.

        6.       LIMITATION OF LIABILITY

                 A. IN NO EVENT SHALL CENTIGRAM, ITS SUPPLIERS OR ITS DISTRIBUTORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE, INCLUDING WITHOUT LIMITATION, LOSS OF DATA, LOST PROFITS OR COST OF COVER, ARISING FROM THE USE OF THE SOFTWARE OR ACCOMPANYING DOCUMENTATION OR ANY DEFECT IN THE SOFTWARE OR DOCUMENTATION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF CENTIGRAM, ITS SUPPLIERS OR ITS DISTRIBUTOR SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGE. IN PARTICULAR, BUT WITHOUT LIMITATION, CENTIGRAM, ITS SUPPLIERS AND ITS DISTRIBUTORS SHALL HAVE NO LIABILITY FOR THE LOSS OF ANY INFORMATION STORED OR COMMUNICATED OR ATTEMPTED TO BE STORED OR COMMUNICATED WITHIN ANY CENTIGRAM SYSTEM USING THE SOFTWARE. LICENSEE ACKNOWLEDGES THAT THE LICENSE FEE PAID BY LICENSEE TO CENTIGRAM FOR THE SOFTWARE REFLECTS THE ALLOCATION OF RISK SET FORTH HEREIN.

        B. THE MAXIMUM AGGREGATE LIABILITY OF AND ITS SUPPLIERS FOR ANY CLAIM ARISING OUT OF USE OF THE SOFTWARE OR DOCUMENTATION OR ANY DEFECT IN THE SOFTWARE OR DOCUMENTATION, ON ANY AND ALL THEORIES OF LIABILITY, INCLUDING WITHOUT LIMITATION, NEGLIGENCE BY CENTIGRAM, SHALL IN ALL EVENTS BE LIMITED TO RETURN OF THE LICENSE FEE ACTUALLY PAID TO CENTIGRAM FOR THE SOFTWARE, LESS DEPRECIATION OF SUCH LICENSE FEE LINEARLY OVER A THREE-YEAR PERIOD, WHICH THE PARTIES AGREE CONSTITUTES A REASONABLE RATE OF DEPRECIATION.

        7.       U.S.  GOVERNMENT RESTRICTED RIGHTS

        The Software and Documentation are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c) (1) (ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c) (1) and (2) of the Commercial Computer Software -- Restricted Rights at 48 CFR 52.227-19, as applicable. Manufacturer is Centigram Communications Corporation/91 equipment East Tasman Drive/San Jose, California 95134.

        8.       MISCELLANEOUS

                 A. Licensee may not assign or transfer any of its rights or delegate any of its obligations under this License. Any attempted assignment or delegation by Licensee shall be null and void.

                 B. No delay, failure or waiver by either party to exercise any right or remedy, under this License, shall operate to limit, preclude, cancel or waive any exercise of such right or remedy or the exercise of any other right or remedy.

                 C. This License shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles and without regard to the 1980 U.N. Convention on Contracts for the International Sale of Goods. The federal and state courts of California shall have exclusive jurisdiction and venue to adjudicate any dispute arising out of this License, and Licensee expressly consents to (i) the personal jurisdiction of the state and federal courts of California and (ii) service of process being effected upon it by registered mail sent to the Licensee.

                 D. If any provision in this License shall be found or be held to be invalid or unenforceable in any jurisdiction in which this License is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this License which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this License.

                 E. This License constitutes the entire agreement between Licensee and Centigram with respect to the subject matter of this License and shall supersede all prior oral or written understandings, communications or advertising. This License may be amended or modified only in writing signed by both parties.

                 F. If you purchased this product in Canada or in France, you agree to the following:

                          (i)   The parties hereto confirm that it is their
wish that this Agreement, as well as other documents relating hereto, including notices, have been and shall be written in the English language only.

                         (ii)   Les parties aux presentes confirment leur
volonte que cette convention de meme que tous les documents y compris tout avis qui s'y rattache, soient rediges en langue anglais.